Filed Pursuant to Rule 433 Registration No. 333-134553

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.

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This page contains summary information about selected Lehman Brothers equity and debt securities, including transfer agents, paying agents and/or trustees. The securities described below were or are offered by prospectus only and in some cases are available only to residents of the United States or outside of the United States to non-U.S. persons. Please contact your registered financial advisor for more information.

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Common Stock
($0.10 par value per share) CUSIP 524908100
Exchanges: Listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol LEH
Dividends: Dividends are declared by the Board of Directors and are currently paid five business days before the end of the quarter in February, May, August and November.
Annual Dividend Policy: $0.60 per share
Voting Rights: 1 vote per share
Issued By: Lehman Brothers Holdings Inc

5.94% Cumulative Preferred Stock, Series C
($1.00 par value per share) (represented by Depositary Shares, each representing a 1/10 interest in a share of Preferred Stock)
CUSIPs: 524908704 (Depositary Shares), 524908605 (Preferred Stock)
Stated Value: $50.00 per Depositary Share ($500.00 per share of Preferred Stock)
Exchanges: Depositary Shares listed on the New York Stock Exchange under the symbol LEHPRC
Dividends: Paid as declared by the Board of Directors on February 28, May 31, August 31 and November 30
Annual Dividend Rate: $2.97 per Depositary Share ($29.70 per share of Preferred Stock)
Redemption: Redeemable on and after May 31, 2008 at stated value plus accrued and unpaid dividends
Voting Rights: None except as required by law, in the event dividends are in arrears for six calendar quarters and in other limited circumstances. In such cases, each Depositary Share is entitled to 1/10 of a vote (each share of Preferred Stock is entitled to 1 vote)
Issued By: Lehman Brothers Holdings Inc.
More Information: Please click here to view a copy of the prospectus.

5.67% Cumulative Preferred Stock, Series D
($1.00 par value per share)(represented by Depositary Shares, each representing a 1/100 interest in a share of Preferred Stock)
CUSIPs: 524908886 (Depositary Shares), 524908803 (Preferred Stock)
Stated Value: $50.00 per Depositary Share ($5,000.00 per share of Preferred Stock)
Exchanges: Depositary Shares listed on the New York Stock Exchange under the symbol LEHPRD
Dividends: Paid as declared by the Board of Directors on February 28, May 31, August 31 and November 30
Annual Dividend Rate: $2.835 per Depositary Share ($283.50 per share of Preferred Stock)

Redemption: Redeemable on and after August 31, 2008 at stated value plus accrued and unpaid dividends
Voting Rights: None except as required by law, in the event dividends are in arrears for six calendar quarters and in other limited circumstances. In such cases, each Depositary Share is entitled to 1/10 of a vote (each share of Preferred Stock is entitled to 10 votes)
Issued By: Lehman Brothers Holdings Inc.
More Information: Please click here to view a copy of the prospectus.

6.50% Cumulative Preferred Stock, Series F
($1.00 par value per share) (represented by Depositary Shares, each representing a 1/100 interest in a share of Preferred Stock)
CUSIPs: 524908738 (Depositary Shares), 524908720 (Preferred Stock)
Stated Value: $25.00 per Depositary Share ($2,500.00 per share of Preferred Stock)
Exchanges: Depositary Shares listed on the New York Stock Exchange under the symbol LEHPRF
Dividends: Paid as declared by the Board of Directors on February 28, May 31, August 31 and November 30
Annual Dividend Rate: $1.625 per Depositary Share ($162.50 per share of Preferred Stock)
Redemption: Redeemable on and after August 31, 2008, at stated value plus accrued and unpaid dividends
Voting Rights: None except as required by law, in the event dividends are in arrears for six calendar quarters and in other limited circumstances. In such cases, each Depositary Share is entitled to 1/10 of a vote (each share of Preferred Stock is entitled to 10 votes)
Issued By: Lehman Brothers Holdings Inc.
More Information: Please click here to view a copy of the prospectus.

Floating Rate Cumulative Preferred Stock, Series G
($1.00 par value per share) (represented by Depositary Shares, each representing a 1/100 interest in a share of Preferred Stock)
CUSIPs: 524908639 (Depositary Shares), 524908621 (Preferred Stock)
Stated Value: $25.00 per Depositary Share ($2,500.00 per share of Preferred Stock)
Exchanges: Depositary Shares listed on the New York Stock Exchange under the symbol LEHPRG
Dividends: Paid as declared by the Board of Directors on the 15th day of each month, beginning March 15, 2004
Dividend Rate: A floating rate per annum equal to 0.75% above one-month LIBOR, reset monthly, but not less than 3.0% per annum.
Redemption: Redeemable on and after February 15, 2009, at stated value plus accrued and unpaid dividends
Voting Rights: None except as required by law, in the event dividends are in arrears for six calendar quarters and in other limited circumstances. In such cases, each Depositary Share is entitled to 1/10 of a vote (each share of Preferred Stock is entitled to 10 votes)
Issued By: Lehman Brothers Holdings Inc.
More Information: Please click here to view a copy of the prospectus.

6.375% Preferred Securities, Series K
($25.00 liquidation amount per security) CUSIP 52519Y209
Exchanges: Listed on the New York Stock Exchange under the symbol LEHPRK
Distributions: Paid March 15, June 15, September 15 and December 15. May be postponed for up to five years, but not past the maturity date
Annual Distribution Rate: $1.59375 per security
Redemption: Redeemable in whole or in part on and after March 15, 2008, and in whole at any time in the event of certain changes in tax or investment company law, at the liquidation amount plus accrued and unpaid distributions
Maturity Date: March 15, 2052
Voting Rights: None except as required by law and in other limited circumstances
Issued By: Lehman Brothers Holdings Capital Trust III
Guaranteed By: Lehman Brothers Holdings Inc.
More Information: Please click here to view a copy of the prospectus.

6.375% Preferred Securities, Series L
($25.00 liquidation amount per security) CUSIP 52520B206
Exchanges: Listed on the New York Stock Exchange under the symbol LEHPRL
Distributions: Paid January 31, April 30, July 31 and October 31. May be postponed for up to five years, but not past the maturity date
Annual Distribution Rate: $1.59375 per security
Redemption: Redeemable in whole or in part on and after October 31, 2008, and in whole at any time in the event of certain changes in tax or investment company law, at the liquidation amount plus accrued and unpaid distributions
Maturity Date: October 31, 2052
Voting Rights: None except as required by law and in other limited circumstances
Issued By: Lehman Brothers Holdings Capital Trust IV
Guaranteed By: Lehman Brothers Holdings Inc.
More Information: Please click here to view a copy of the prospectus.

6.00% Preferred Securities, Series M
($25.00 liquidation amount per security) CUSIP 52520E200
Exchanges: Listed on the New York Stock Exchange under the symbol LEHPRM
Distributions: Paid January 22, April 22, July 22 and October 22. May be postponed for up to five years, but not past the maturity date
Annual Distribution Rate: $1.50 per security
Redemption: Redeemable in whole or in part on and after April 22, 2009, and in whole at any time in the event of certain changes in tax or investment company law, at the liquidation amount plus accrued and unpaid distributions
Maturity Date: April 22, 2053
Voting Rights: None except as required by law and in other limited circumstances
Issued By: Lehman Brothers Holdings Capital Trust V
Guaranteed By: Lehman Brothers Holdings Inc.
More Information: Please click here to view a copy of the prospectus.

6.24% Preferred Securities, Series N
($25.00 liquidation amount per security) CUSIP 52520X208
Exchanges: Listed on the New York Stock Exchange under the symbol LEHPRN
Distributions: Paid January 18, April 18, July 18 and October 18. May be postponed for up to five years, but not past the maturity date
Annual Distribution Rate: $1.56 per security
Redemption: Redeemable in whole or in part on and after January 18, 2010, and in whole at any time in the event of certain changes in tax or investment company law, at the liquidation amount plus accrued and unpaid distributions
Maturity Date: January 18, 2054
Voting Rights: None except as required by law and in other limited circumstances
Issued By: Lehman Brothers Holdings Capital Trust VI
Guaranteed By: Lehman Brothers Holdings Inc.
More Information: Please click here to view a copy of the prospectus.

Lehman Notes, Series C
Senior debt securities designed to make investing in corporate bonds a simpler process for individual investors and their financial advisors.
Offering Period: New offerings are typically set each Friday, and in most cases these offerings are available until the following Thursday.
Denominations: A minimum investment of $1,000 and any whole multiple of $1,000.

Maturities: Generally three months or more
Interest: Fixed rates and interest payment schedules
Survivor’s Option: A survivor’s option is generally included that allows the investor’s estate, upon the death of the investor, to require Lehman Brothers Holdings Inc. to repay the notes prior to stated maturity, so long as the notes were acquired by the deceased investor at least six months prior to the request. Regardless of the series or tranche of notes, Lehman Brothers Holdings Inc. has the option to limit (1) the permitted dollar amount of total survivor’s option exercises by all investors in any calendar year, and (2) the permitted dollar amount of an individual exercise by an investor in any calendar year.
Call/Put: Most Lehman Notes are redeemable prior to stated maturity at the option of Lehman Brothers Holdings Inc. after a specified date. Certain Lehman Notes may be repayable at the option of the investor prior to stated maturity.
Issued By: Lehman Brothers Holdings Inc.
More information: Please visit the Lehman Notes section of this Web site for more information, including a copy of the prospectus.

Other Securities
Lehman Brothers Holdings Inc. regularly issues a diverse range of securities with various maturities to finance its businesses including medium term notes, global bonds and equity-linked securities. Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for certain of its securities offered by prospectus only and in some cases available only to residents of the United States. Before you invest, you should read the prospectus dated May 30, 2006 and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and such offerings. You should rely upon the prospectus and other documents Lehman Brothers Holdings Inc. has filed with the SEC for complete details. You may get these documents for free by searching the SEC online database (EDGAR®), with “Lehman Brothers Holdings Inc.” as a search term. Lehman Brothers Holdings Inc. also issues medium term notes from time to time outside of the United States to non-U.S. persons.

Transfer Agent/Trustee/Paying Agent Information

SECURITY	CONTACT NAME AND PHONE NUMBER
Lehman Brothers Holdings Inc. Common Stock	The Bank of New York, Shareholder Services 1-800-824-5707
Lehman Brothers Holdings Inc. Depositary Shares Representing Cumulative Preferred Stock	Computershare Trust Company, N.A. 1-877-498-8865
The Lehman Brothers Holdings Capital Trusts Preferred Securities	The Bank of New York attn: Joseph Powell 1-212-815-5560
Lehman Brothers Holdings Inc. Senior Notes	Citibank, NA attn: Wafaa Orfy 1-800-422-2066
Lehman Brothers Holdings Inc. Medium Term Notes	Citibank, NA attn: Wafaa Orfy 1-800-422-2066
Lehman Brothers Holdings Inc. Euro Medium Term Notes	The Bank of New York attn: Joseph Powell 1-212-815-5560
Lehman Brothers Holdings Inc. Equity-Linked Securities	Citibank, NA attn: Wafaa Orfy 1-800-422-2066
Lehman Brothers Inc. Subordinated Debt	The Bank of New York attn: Joseph Powell 1-212-815-5560